Exhibit 99.1

Resignation

Chief Executive Officer Position

Drone Aviation Holding Corp.

I, Kevin Hess, hereby resign the Chief Executive Officer position that I hold with Drone Aviation Holding Corp. (“Company”), effective immediately. I further confirm that, as of this time I have no claim of right, action, dispute or disagreement with the Company or any of its current or future officers, directors, shareholders, agents, attorneys, accountants or contractors.

	By:	/s/ Kevin Hess
Dated: April 27, 2016		Kevin Hess